                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ---------------

                                 SCHEDULE 13G

                                (RULE 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
        13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13d-2


                           (AMENDMENT NO.     )(1)
                                          ----


                        Florida Panthers Holdings, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                     Class A Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                  341064 10 3
--------------------------------------------------------------------------------
                                (CUSIP Number)




                                 April 6, 1999
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-1(c)
    [   ]  Rule 13d-1(d)


---------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 341064 10 3                   13G            PAGE   2   OF  10   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          H. Wayne Huizenga, Jr.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,490,414(1)(2) shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,490,414(1)(2) shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,490,414(1)(2) shares
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.10%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------
(1) Represents 1,440,414 shares of Class A Common Stock held by W World Investments, Ltd., a Florida limited partnership, the sole general partner of which is H. Family Investments, Inc., a Florida corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr. Also represents 750,000 shares of Class A Common Stock held by H. Family Limited Partnership, a Nevada limited partnership, the sole general partner of which is H. Family, Inc., a Nevada corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.
(2) H. Wayne Huizenga, Jr. also directly holds 300,000 shares of Class A Commom Stock.

CUSIP NO. 341064 10 3                   13G            PAGE   3   OF  10   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          H. Family Investments, Inc.(3)                             65-0782240
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Florida
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0 shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------
(3) Represents 1,440,414 shares of Class A Common Stock held by W World Investments, Ltd., a Florida limited partnership, the sole general partner of which is H. Family Investments, Inc., a Florida corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

CUSIP NO. 341064 10 3                   13G            PAGE   4   OF  10   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          W. World Investments, Ltd.(4)                              65-0874301
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Florida
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0 shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
(4) 1,446,414 shares of Class A Common Stock are held by W World Investments, Ltd., a Florida limited partnership, the sole general partner of which is
     H. Family Investments, Inc. a Florida corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

CUSIP NO. 341064 10 3                   13G            PAGE   5   OF  10   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          H. Family Limited Partnership(5)                            88-0372362
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Nevada
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0 shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


 ----------------------
(5) 750,000 shares of Class A Common Stock are held by H. Family Limited Partnership, a Nevada limited partnership, the sole general partner of which is H. Family, Inc., a Nevada corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

CUSIP NO. 341064 10 3                   13G            PAGE   6   OF  10   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          H. Family, Inc.(6)                                         88-0372358
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Nevada
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0 shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------
(6) 750,000 shares of Class A Common Stock are held by H. Family Limited Partnership, a Nevada limited partnership, the sole general partner of which is H. Family, Inc., a Nevada corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

                                                           PAGE  7  OF  10 PAGES
                                                               ----    ----


ITEM 1(A).   NAME OF ISSUER.

             Florida Panthers Holdings, Inc.


ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

             450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, FL 33301


ITEM 2(A).   NAME OF PERSON FILING.

             H. Wayne Huizenga, Jr.
             H. Family Investments, Inc.
             W World Investments, Ltd.
             H. Family Limited Partnership
             H. Family, Inc.


ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

             450 East Las Olas Boulevard, Suite 1500, Fort Lauderdale, FL 33301


ITEM 2(C).   CITIZENSHIP.

             H. Wayne Huizenga, Jr., United States of America
             H. Family Investments, Inc., Florida
             W World Investments, Ltd., Florida
             H. Family Limited Partnership, Nevada
             H. Family, Inc., Nevada


ITEM 2(D).   TITLE OF CLASS OF SECURITIES.

             Class A Common Stock, par value $.01 per share.


ITEM 2(E).   CUSIP NUMBER.

             341064 10 3


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             (a)     [ ]      Broker or dealer registered under Section 15 of
                              the Exchange Act,

             (b)     [ ]      Bank as defined in Section 3(a)(6) of the Exchange
                              Act,

             (c)     [ ]      Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act,

             (d)     [ ]      Investment company registered under Section 8 of
                              the Investment Company Act,

             (e)     [ ]      An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E),

             (f)     [ ]      An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F),

                                                           PAGE  8  OF  10 PAGES
                                                               ----    ----




             (g)     [ ]      A parent holding company or control person in
                              accordance with Rule 13d-1(b)(ii)(G);

             (h)     [ ]      A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

             (i)     [ ]      A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)     [ ]      Group, in accordance with Rule
                              13d-1(b)(1)(ii)(J).

                     If this statement is filed pursuant to Rule 13d-1(c),
             check this box [X].



ITEM 4.      OWNERSHIP.

                     Provide the following information regarding the aggregate
             number and percentage of the class of securities of the issuer identified in Item 1.

             (a)     Amount beneficially owned:

                     2,490,414(1)

             (b)     Percent of Class:

                     6.10%

             (c)     Number of shares as to which such person has:

                     (i)      Sole power to vote or to direct the vote:

                              2,490,414

                     (ii)     Shared power to vote or to direct the vote:

                              0

                     (iii)    Sole power to dispose or to direct the
                              disposition of:

                              2,490,414

                     (iv) Shared power to dispose or to direct the disposition of:

                              0

             -------------------------------
             (1) Represents 1,440,414 shares of Class A Common Stock held by W World Investments, Ltd., a Florida limited partnership, the sole general partner of which is H. Family Investments, Inc., a Florida corporation, of which the sole voting shareholder is
                  H. Wayne Huizenga, Jr. Also represents 750,000 shares of Class A Common Stock held by H. Family Limited Partnership, a Nevada limited partnership, the sole general partner of which is H. Family, Inc., a Nevada corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     If this statement is being filed to report the fact that
             as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
             securities, check the following [     ].


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             None.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             N/A.

                                                           PAGE  9  OF  10 PAGES
                                                               ----    ----


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             N/A.


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             N/A.


ITEM 10.     CERTIFICATION.

             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.








                        [Signatures appear on next page]

                                                           PAGE 10  OF  10 PAGES
                                                               ----    ----



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



May 10, 1999                                  /s/ H. Wayne Huizenga, Jr.
                                              ----------------------------------
                                                     H. Wayne Huizenga, Jr.



                                              H. Family Investments, Inc.



                                              By: /s/ H. Wayne Huizenga, Jr.
                                              ----------------------------------
                                              Title: President



                                              W World Investments, Ltd.



                                              By: H. Family Investments, Inc.,
                                                  general partner




                                                  By: /s/ H. Wayne Huizenga, Jr.
                                                      --------------------------
                                                      Title: President




                                              H. Family Limited Partnership




                                              By: H. Family, Inc.,
                                                  general partner




                                                  By: /s/ H. Wayne Huizenga, Jr.
                                                      --------------------------
                                                      Title: President



                                              H. Family, Inc.



                                                  By: /s/ H. Wayne Huizenga, Jr.
                                                      --------------------------
                                                      Title: President